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                                                                       EXHIBIT 5

                        [Letterhead of Faegre & Benson LLP]

                                 November 26, 2001



Digi International Inc.
11001 Bren Road East
Minnetonka, Minnesota 55343

      Re:  Registration on Form S-4 of 9,143,109 Shares of common stock

Ladies and Gentlemen:

    We have acted as counsel to Digi International Inc., a Delaware corporation ("Digi"), in connection with the registration by Digi under the Securities Act of 1933, as amended, of 9,143,109 shares of its common stock, $.01 par value (the "Shares"). The Shares are being registered pursuant to a Registration Statement on Form S-4 (as amended or supplemented, the "Registration Statement") to be filed with the Securities and Exchange Commission. The Shares are being issued pursuant to the Agreement and Plan of Merger, dated as of October 30, 2001 (the "Merger Agreement"), among Digi, Dove Sub Inc., a Delaware corporation and wholly owned subsidiary of Digi, and NetSilicon, Inc., a Massachusetts corporation ("NetSilicon").

    We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that the Shares to be issued upon the merger of NetSilicon with and into Dove Sub Inc. are duly authorized and, upon the filings intended to effect the merger in accordance with the Merger Agreement, will be validly issued, fully paid, and nonassessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

                      Very truly yours,

                      /s/ Faegre & Benson LLP

                      Faegre & Benson LLP